For Immediate Release

SUNEDISON REPORTS THIRD QUARTER 2013 RESULTS

Third Quarter 2013 Highlights:

•	GAAP revenue of $611.5 million and GAAP EPS of $(0.47)

•	Non-GAAP revenue of $672.0 million and non-GAAP EPS of $(0.00)

•	Solar Energy recognized non-GAAP revenue related to 75 MW of solar energy systems, interconnected 55 MW and ended the quarter with 558 MW under construction

•	Solar project pipeline grew to 3.1 GW and backlog grew to 1.1 GW

•	Semiconductor Materials generated positive cash flow

•	Successfully closed public stock offering netting proceeds of $239.6 million

•	Cash and cash equivalents of $640.3 million at quarter end

St. Peters, MO, November 6, 2013 - SunEdison, Inc. (NYSE: SUNE) today announced financial results for the 2013 third quarter that reflected improved execution with some continued softness in its Semiconductor Materials segment. Solar pipeline, projects under construction and backlog all grew sequentially, with 558 MW under construction at quarter end. Semiconductor Materials again generated cash during the quarter. Sequentially, the company's cash and cash equivalents increased $202.3 million, driven primarily by cash inflows from the issuance of common stock, solar project financing and strong working capital management, offset by outflows from increased solar project construction.

“I am pleased with our third quarter performance, and encouraged by the improved execution our solar and semiconductor teams have demonstrated despite numerous challenges," commented Ahmad Chatila, Chief Executive Officer. "Relative to last quarter, our Solar Energy segment generated improved results and grew our solar project pipeline and backlog. I am very encouraged by the near-term trends in our solar project business. In Semiconductor Materials, a continued soft market remains our primary challenge, but our position remains as strong as ever. We have achieved a more streamlined cost structure while maintaining key customer relationships, both of which we believe will drive value in the semiconductor business when the market turns. Our priority remains to improve our balance sheet and generate strong returns for our shareholders,” Chatila concluded.

Key summary financial results for the 2013 third quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

							US$ Millions except for EPS
Financial Highlights:	3Q'13		2Q'13		3Q'12		Qtr/Qtr			Yr/Yr
GAAP:
Net Sales	$611.5	(1)(2)	$401.3	(3)	$601.6	(4)	$210.2	or	52%	$9.9	or	2%
Gross Margin %	9.9%	(1)(2)	12.3%	(3)	14.4%	(4)	(240)		bps	(450)		bps
Operating (loss) Income	$(49.1)	(1)(2)	$(46.6)	(3)	$58.9	(4)(5)(6)	$(2.5)			$(108)
Net (Loss) Income	$(108.0)	(1)(2)	$(102.9)	(3)	$37.0	(4)(5)(6)	$(5.1)			$(145.0)
EPS	$(0.47)	(1)(2)	$(0.45)	(3)	$0.16	(4)(5)(6)	$(0.02)			$(0.63)
Non-GAAP:
Net Sales	$672.0	(2)	$491.6		$708.9	(4)	$180.4	or	37%	$(36.9)	or	-5%
Gross Margin %	9.5%	(2)	5.9%		16.0%	(4)	360		bps	(650)		bps
Operating (Loss) Income	$(45.8)	(2)	$(67.0)		$85.2	(4)(5)(6)	$21.2			$(131.0)
Net Income (Loss)	$4.1	(2)	$(42.4)		$70.5	(4)(5)(6)	$46.5			$(66.4)
EPS	$0.00	(2)	$(0.19)		$0.30	(4)(5)(6)	$0.19			$(0.30)
Cash Flow:
Capital Expenditures	$31.6		$38.8		$24.0		$(7.2)			$7.6
Cash Flow from Operations	$(102.6)		$(86.4)		$3.0		$(16.2)			$(105.6)
Free Cash Flow	$24.0		$4.4		$102.6		$19.6			$(78.6)
Note: Table unaudited

(1) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(2) Includes $22.0 million, or EPS of $0.09, due to the termination of a supply contract with Gintech.
(3) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.
(4) Includes $37.1 million, or EPS of $0.15, due to the termination of a supply contract with Conergy.
(5) Includes $69.2 million, or EPS of $0.30, consisting of a favorable restructuring $69.2 million adjustment relating to contract settlements with Evonik.
(6) Includes $(14.2) million loss, or EPS of $(0.06), of asset impairment charges on solar wafering assets.

Cash Flow
Operating cash used in the 2013 third quarter was $102.6 million and was primarily the result of changes in working capital related to project construction, partially offset by cash generated in the Semiconductor Materials segment. Free cash flow was $24.0 million and was largely influenced by solar energy project financing and solar project construction activities and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $31.6 million and included $7.0 million related to the previously announced acquisition of a TCS plant as part of a contract settlement with Evonik. Similar to the 2013 second quarter, the majority of 2013 third quarter capital expenditures were incurred in the Semiconductor Materials segment.

During the 2013 third quarter, the company raised $239.6 million, net of expenses, in a public offering of 34.5 million common shares. The company expects to use the proceeds for general corporate purposes, which it expects to include funding working capital and growth initiatives.

The company ended the 2013 third quarter with cash and cash equivalents of $640.3 million, an increase of $202.3 million from the prior quarter. Cash increased largely due to cash inflows from the issuance of common stock, solar project financing and strong working capital management, offset by outflows from high solar project construction levels noted above.

Segment Results
Key segment financial results for the 2013 third quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

								US$ Millions
Segment Summary:	3Q'13		2Q'13		3Q'12		Qtr/Qtr			Yr/Yr
Net Sales:
Semiconductor Materials	$230.7		$239.0		$240.3		$(8.3)	or	-3%	$(9.6)	or	-4%
Solar Energy-GAAP	$380.8	(1)(2)	$162.3	(3)	$361.3	(4)	$218.5	or	135%	$19.5	or	5%
Solar Energy-Non-GAAP	$441.3	(2)	$252.6		$468.6	(4)	$188.7	or	75%	$(27.3)	or	-6%
Operating (Loss) Income:
Semiconductor Materials	$(0.8)		$3.6		$8.7		$(4.4)			$(9.5)
Solar Energy-GAAP	$(17.3)	(1)(2)	$(25.2)	(3)	$75.8	(4)(5)(6)	$7.9			$(93.1)
Solar Energy-Non-GAAP	$(14.0)	(2)	$(45.6)		$102.1	(4)(5)(6)	$31.6			$(116.1)
Note: Table unaudited

(1) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(2) Includes $22.0 million, or EPS of $0.09, due to the termination of a supply contract with Gintech.
(3) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.
(4) Includes $37.1 million, or EPS of $0.15, due to the termination of a supply contract with Conergy.
(5) Includes $69.2 million, or EPS of $0.30, consisting of a favorable restructuring $69.2 million adjustment relating to contract settlements with Evonik.
(6) Includes $(14.2) million loss, or EPS of $(0.06), of asset impairment charges on solar wafering assets.

Semiconductor Materials
Semiconductor Materials segment revenue was down year-over-year as lower prices more than offset higher volume. Revenue was down sequentially due to both lower volume and prices. Year over year and sequential price declines were most prominent among large diameter wafers. Continued weakness in the Japanese Yen remains a significant challenge in the competitive pricing environment.

The year-over-year decline in operating income was primarily due to lower gross profit driven by weaker pricing, offset partially by lower operating expenses driven by improved operational efficiencies and various cost reduction initiatives. The sequential operating profit decline was driven by lower volume and prices.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was up slightly year-over-year, driven primarily by higher solar wafer sales, offset partially by lower solar project and solar module sales. The sequential revenue increase was driven primarily by higher sales of solar projects and solar materials. Third quarter 2013 revenue included $22.0 million from the termination of a supply contract with Gintech. Third quarter and second quarter 2013 also included $13.8 million and $11.7 million, respectively, of previously deferred revenue related to the sale of projects in prior quarters for which the same amounts were recognized in non-GAAP revenue in corresponding prior periods. Third quarter 2012 included revenue of $37.1 million from the termination of a supply contract with Conergy. In the 2013 third quarter, Solar Energy recognized GAAP revenue from solar projects totaling 42 MW, compared to 14 MW in the 2013 second quarter and 48 MW in the 2012 third quarter.

Solar Energy segment GAAP operating income was lower year-over-year, largely due to prior year benefits associated with a favorable restructuring adjustment related to a contract settlement with Evonik, a canceled contract with Conergy and higher solar project volume. Sequentially, operating income was up slightly, driven largely by a $22.0 million contract settlement with Gintech recognized in the 2013 third quarter and higher sales of solar materials. Third and second quarter 2013 included $13.8 million and $11.7 million, respectively, of previously deferred GAAP revenue. Third quarter 2012 included $37.1 million due to the termination of a supply contract with Conergy and $69.2 million from a favorable restructuring adjustment related to the contract settlement with Evonik, offset by a $14.2 million asset impairment charge.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was down year-over-year and up sequentially. The year-over-year decrease primary reflects lower solar project pricing and solar module sales, partially offset by higher solar wafer sales. Higher sequential revenue was driven by increased sales of solar projects and solar materials. Third quarter 2013 non-GAAP revenue included $22.0 million from the termination of a supply contract with Gintech and 2012 third quarter revenue included $37.1 million from the termination of a supply contract with Conergy. Non-GAAP revenue was recognized from 75 MW of solar project sales in the 2013 third quarter, compared to 51 MW in the 2013 second quarter and 74 MW in the 2012 third quarter. Of the 75 MW that were recognized for non-GAAP revenue in the 2013 third quarter, 56 MW were direct sales and 19 MW were sale-leaseback transactions.

Segment non-GAAP operating income declined year-over-year, largely due to prior year benefits associated with a favorable restructuring adjustment related to a contract settlement with Evonik and a cancelled contract with Conergy. Sequentially, operating income was up, driven primarily by higher sales of solar projects and solar materials and a $22.0 million contract settlement with Gintech. Third quarter 2013 included $22.0 million from the termination of a supply contract with Gintech. Third quarter 2012 included revenue of $37.1 million from the termination of a supply contract with Conergy and $69.2 million from a favorable restructuring adjustment related to the contract settlement with Evonik, offset by a $14.2 million asset impairment charge.

Solar Project Pipeline, Backlog & Construction
The Solar Energy segment ended the 2013 third quarter with a project pipeline of 3.1 GW, up 231 MW compared to the prior quarter and up 251 MW from the year ago period. Backlog at September 30, 2013 was 1.1 GW, an increase of 28 MW compared to the prior quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

Solar projects interconnected during the 2013 third quarter totaled 55 MW and consisted of 42 MW of direct sale projects, 7 MW of sale-leaseback projects and 6 MW of projects held on the balance sheet. During the year, solar project development spend increased to take advantage of market opportunities. As of September 30, 2013, 558 MW of the pipeline was under construction, compared to 200 MW the prior quarter and 117 MW a year ago. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Outlook
The company provided the following key metrics for the 2013 fourth quarter and revised metrics for full-year 2013. Assuming no significant worldwide economic issues in these periods, the company expects the following:

For the fourth quarter 2013:

•	Semiconductor Materials revenue between $220 million and $230 million

•	Solar energy systems total non-GAAP sales volume in the range of 234 MW to 264 MW

•	Solar energy systems MW retained on the balance sheet between 75 MW and 80 MW

•	Solar energy systems MW completed between 309 MW and 344 MW

•	Fully developed solar energy systems average project pricing between $2.75/watt and $3.50/watt

•	Capital spending between $28 million and $38 million

For the full year 2013:

•	Semiconductor Materials revenue between $920 million and $930 million

•	Solar energy systems total non-GAAP sales volume in the range of 405 MW to 435 MW

•	Solar energy systems MW retained on the balance sheet between 100 MW and 105 MW

•	Solar energy systems MW completed between 505 MW and 540 MW

•	Total solar energy systems average project pricing between $3.10 /watt and $3.40 /watt

•	Capital spending between $130 million and $140 million

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call today, November 6, 2013, at 8:00 a.m. ET to discuss the company’s 2013 third quarter results and related business matters. A live webcast will be available on the company’s web site at www.SunEdison.com.
A replay of the conference call will be available from 10:00 a.m. ET on November 6, 2013, until 11:59 p.m. ET on November 20, 2013.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 306565. A replay will also be available on the company's web site at www.SunEdison.com.
About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison enables the next generation of high performance semiconductor devices and solar cells. SunEdison is also a developer of solar power projects and a worldwide leader in solar energy services. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” For more information about SunEdison, please visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that for the fourth quarter of 2013, the company expects Semiconductor Materials revenue to be between $220 million and $230 million, solar energy systems sold total non-GAAP sales volume to be in the range of 234 MW to 264 MW, solar energy systems MW retained on the balance sheet to be between 75 MW and 80 MW, total solar energy systems completed to be between 309 MW and 344 MW, fully developed solar energy systems average project pricing to be between $2.75/watt and $3.50/watt, and capital spending to be between $28 million and $38 million; that for the 2013 full year, the company expects Semiconductor Materials revenue to be between $920 million and $930 million, solar energy systems sold total non-GAAP sales volume to be in the range of 405 MW to 435 MW, solar energy systems MW retained on the balance sheet to be between 100 MW and 105 MW, total energy systems completed to be between 505 MW and 540 MW, total solar energy systems average project pricing to be between $3.10/watt and $3.40/watt, capital spending to be between $130 million and $140 million, and the retained value of solar energy systems retained on the balance sheet of $1.23/watt and $123 million. The company estimates compound annual growth rate through 2014 of 90% and MW completion to be in the range of 800 MW and 1050 MW. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; the potential initial public offering of the semiconductor business and the anticipated timing of such transaction, and the expected use of the proceeds received in the separation and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales	$611.5	$401.3	$601.6	$1,456.4	$1,929.2
Cost of goods sold	550.9	352.1	514.7	1,296.9	1,701.8
Gross profit	60.6	49.2	86.9	159.5	227.4
Operating expenses:
Marketing and administration	91.1	78.8	68.9	240.2	235.2
Research and development	18.6	18.1	17.4	54.1	55.8
Restructuring and impairment (reversals) charges	—	(1.1)	(58.3)	(5.6)	(53.0)
Operating (loss) income	(49.1)	(46.6)	58.9	(129.2)	(10.6)
Non-operating expense (income):
Interest expense	45.2	34.6	28.0	127.3	100.3
Interest income	(0.7)	(0.8)	(0.9)	(2.0)	(2.8)
Other, net	5.5	2.4	(2.4)	9.0	0.1
Total non-operating expense	50.0	36.2	24.7	134.3	97.6
(Loss) income before income taxes and equity in income (loss) of joint ventures	(99.1)	(82.8)	34.2	(263.5)	(108.2)
Income tax expense (benefit)	17.1	13.6	(3.3)	50.2	27.9
(Loss) income before equity in income (loss) of joint ventures	(116.2)	(96.4)	37.5	(313.7)	(136.1)
Equity in income (loss) of joint ventures, net of tax	4.1	—	0.9	3.8	(0.9)
Net (loss) income	(112.1)	(96.4)	38.4	(309.9)	(137.0)
Net loss (income) attributable to noncontrolling interests	4.1	(6.5)	(1.4)	9.6	(1.8)
Net (loss) income attributable to SunEdison stockholders	$(108.0)	$(102.9)	$37.0	$(300.3)	$(138.8)
Basic (loss) earnings per share [*]	$(0.47)	$(0.45)	$0.16	$(1.32)	$(0.61)
Diluted (loss) earnings per share [*]	$(0.47)	$(0.45)	$0.16	$(1.32)	$(0.61)
Weighted-average shares used in computing basic (loss) earnings per share	236.9	231.7	230.9	233.3	230.8
Weighted-average shares used in computing diluted (loss) earnings per share	236.9	231.7	232.0	233.3	230.8

[*] During the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.4) million, $(2.0) million and $(0.9) million, respectively. During the nine months ended September 30, 2013 and September 30, 2012 the adjustment affected the numerator of the EPS calculation by $(6.8) million and $(0.9) million, respectively.

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales:
Semiconductor Materials	$230.7	$239.0	$240.3	$699.5	$689.0
Solar Energy	380.8	162.3	361.3	756.9	1,240.2
Consolidated net sales	$611.5	$401.3	$601.6	$1,456.4	$1,929.2
Operating (loss) income:
Semiconductor Materials	$(0.8)	$3.6	$8.7	$4.2	$(8.1)
Solar Energy	(17.3)	(25.2)	75.8	(53.3)	70.4
Corporate and other	(31.0)	(25.0)	(25.6)	(80.1)	(72.9)
Consolidated operating (loss) income	$(49.1)	$(46.6)	$58.9	$(129.2)	$(10.6)

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$640.3	$572.6
Restricted cash	117.1	72.4
Accounts receivable	335.3	220.4
Inventories	207.8	247.8
Solar energy systems held for development and sale	356.7	133.8
Prepaid and other current assets	246.1	212.4
Total current assets	1,903.3	1,459.4
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,151.8	1,213.1
Solar energy systems, net of accumulated depreciation	1,884.9	1,459.9
Restricted cash	59.0	50.2
Other assets	566.0	562.7
Total assets	$5,565.0	$4,745.3

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2013	2012
Current liabilities:
Current portion of long-term debt and short term borrowing	$19.7	$3.4
Short-term solar energy system financing and capital lease obligations	261.6	97.8
Accounts payable	667.5	477.0
Accrued liabilities	408.6	343.0
Contingent consideration payable related to acquisitions	26.8	23.1
Deferred revenue for solar energy systems	120.2	113.1
Customer and other deposits	34.8	77.2
Total current liabilities	1,539.2	1,134.6
Long-term debt, less current portion	756.1	758.7
Long-term solar energy system financing and capital lease obligations, less current portion	2,080.9	1,508.4
Customer and other deposits	165.4	184.5
Deferred revenue for solar energy systems	101.7	146.0
Non-solar energy system deferred revenue	3.5	29.2
Other liabilities	334.7	306.5
Total liabilities	4,981.5	4,067.9

Redeemable noncontrolling interest	—	11.3
Stockholders’ equity:
Common stock	2.7	2.4
Additional paid-in capital	449.0	647.7
Retained earnings	119.0	425.3
Accumulated other comprehensive loss	(83.7)	(39.8)
Treasury stock	—	(460.3)
Total SunEdison stockholders’ equity	487.0	575.3
Noncontrolling interests	96.5	90.8
Total stockholders’ equity	583.5	666.1
Total liabilities and stockholders’ equity	$5,565.0	$4,745.3

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net (loss) income	$(112.1)	$(96.4)	$38.4	$(309.9)	$(137.0)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	70.6	61.0	59.1	192.4	168.4
Stock-based compensation	9.1	6.7	8.1	23.0	22.2
Expense (benefit) for deferred taxes	42.7	(18.4)	6.4	40.2	4.3
Impairment of long lived assets	—	—	17.3	—	17.9
Other non cash	(18.5)	7.4	(6.3)	(21.8)	15.4
Changes in operating assets and liabilities:
Accounts receivable	(79.9)	45.4	(14.9)	(95.0)	(50.5)
Inventories	38.6	(12.8)	16.8	44.4	79.4
Solar energy systems held for development and sale	(25.8)	(94.2)	18.6	(156.8)	(114.5)
Accounts payable	115.6	57.8	43.1	105.9	(205.4)
Deferred revenue for solar energy systems	(101.4)	6.0	(35.2)	(59.2)	101.0
Customer and other deposits	(5.7)	(14.2)	(15.0)	(39.5)	(34.7)
Accrued liabilities	41.5	(15.4)	(40.5)	49.4	(37.5)
Other long term liabilities	(43.8)	(1.1)	(74.5)	(38.1)	(140.2)
Other	(33.5)	(18.2)	(18.4)	(42.6)	27.8
Net cash (used in) provided by operating activities	(102.6)	(86.4)	3.0	(307.6)	(283.4)
Cash flows from investing activities:
Capital expenditures	(31.6)	(38.8)	(24.0)	(101.2)	(100.3)
Construction of solar energy systems	(138.8)	(75.1)	(35.5)	(261.3)	(193.2)
Purchases of cost and equity method investments	(1.0)	(27.1)	(8.9)	(46.6)	(35.2)
Net proceeds from equity method investments	6.3	50.4	(4.2)	68.4	3.0
Change in restricted cash	(34.5)	8.9	(31.6)	(16.8)	(1.3)
Cash paid for acquisition, net of cash acquired	(7.3)	—	—	(7.3)	—
Receipts from vendors for deposits and loans	0.6	—	4.8	0.6	4.8
Other	5.5	(0.6)	—	4.9	(0.1)
Net cash used in investing activities	(200.8)	(82.3)	(99.4)	(359.3)	(322.3)
Cash flows from financing activities:
Proceeds from second lien term loan	—	—	196.0	—	196.0
Cash paid for contingent consideration for acquisitions	—	—	(54.2)	(0.8)	(58.0)
Proceeds from solar energy system financing and capital lease obligations	296.4	231.5	189.4	626.4	720.3
Repayments of solar energy system financing and capital lease obligations	(13.8)	(38.2)	(29.9)	(64.4)	(184.0)
Net repayments of customer deposits related to long-term supply agreements	(24.8)	(0.7)	(23.3)	(51.7)	(23.6)
Principal payments on long-term debt	—	(1.4)	—	(1.4)	(1.8)
Common stock issued (repurchased)	239.6	(0.4)	—	239.6	(0.1)
Proceeds from (dividends to) noncontrolling interests	14.4	11.4	(0.4)	25.9	16.4
Debt financing fees	(2.6)	(14.9)	(21.7)	(25.6)	(35.2)
Other	(0.8)	—	—	(1.4)	—
Net cash provided by financing activities	508.4	187.3	255.9	746.6	630.0

Effect of exchange rate changes on cash and cash equivalents	(2.7)	(2.2)	1.7	(12.0)	(0.3)
Net increase in cash and cash equivalents	202.3	16.4	161.2	67.7	24.0
Cash and cash equivalents at beginning of period	438.0	421.6	448.6	572.6	585.8
Cash and cash equivalents at end of period	$640.3	$438.0	$609.8	$640.3	$609.8

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$672.0	$491.6	$708.9	$1,594.9	$2,166.1
Non-GAAP gross margin	$63.9	$28.8	$113.2	$134.5	$299.3
Non-GAAP gross margin percentage	9.5%	5.9%	16.0%	8.4%	13.8%
Non-GAAP operating (loss) income	$(45.8)	$(67.0)	$85.2	$(154.2)	$61.3
Non-GAAP net income (loss)	$4.1	$(42.4)	$70.5	$(73.8)	$21.5
Non-GAAP fully diluted earnings (loss) per share [*]	$0.00	$(0.19)	$0.30	$(0.35)	$0.09

Reconciliations of GAAP to Non-GAAP Measures
SunEdison Inc. Consolidated
GAAP net sales	$611.5	$401.3	$601.6	$1,456.4	$1,929.2
Direct sales [B]	17.1	80.5	41.1	82.7	118.6
Financing sale-leasebacks [C]	43.4	9.8	66.2	55.8	118.3
Non-GAAP net sales	$672.0	$491.6	$708.9	$1,594.9	$2,166.1
GAAP gross margin	$60.6	$49.2	$86.9	$159.5	$227.4
Direct sales [B]	10.6	(14.0)	17.5	(7.5)	63.8
Financing sale-leasebacks [C]	(7.3)	(6.4)	8.8	(17.5)	8.1
Non-GAAP gross margin	$63.9	$28.8	$113.2	$134.5	$299.3
Non-GAAP Gross Margin %	9.5%	5.9%	16.0%	8.4%	13.8%
GAAP operating loss (income)	$(49.1)	$(46.6)	$58.9	$(129.2)	$(10.6)
Direct sales [B]	10.6	(14.0)	17.5	(7.5)	63.8
Financing sale-leasebacks [C]	(7.3)	(6.4)	8.8	(17.5)	8.1
Non-GAAP operating (loss) income	$(45.8)	$(67.0)	$85.2	$(154.2)	$61.3
GAAP net loss (income) attributable to SunEdison stockholders	$(108.0)	$(102.9)	$37.0	$(300.3)	$(138.8)
Recurring Non-GAAP adjustments, net of tax [B, C and D]	112.1	60.5	33.5	226.5	160.3
Non-GAAP net income (loss)	$4.1	$(42.4)	$70.5	$(73.8)	$21.5
GAAP fully diluted (loss) earnings per share [*]	$(0.47)	$(0.45)	$0.16	$(1.32)	$(0.61)
Recurring Non-GAAP adjustments [B, C and D]	0.47	0.26	0.14	0.97	0.70
Non-GAAP fully diluted earnings (loss) per share [*]	$0.00	$(0.19)	$0.30	$(0.35)	$0.09
Weighted-average shares used in computing diluted (loss) earnings per share	236.9	231.7	232.0	233.3	230.8

[*] During the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.4) million, $(2.0) million and $(0.9) million, respectively. During the nine months ended September 30, 2013 and September 30, 2012 the adjustment affected the numerator of the EPS calculation by $(6.8) million and $(0.9) million, respectively.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. It also includes progress of constructing solar energy systems for which we have executed binding sale agreements meeting non-real estate percentage of completion accounting requirements. Non-GAAP operating income reflects a margin in an amount that will equal to the difference between (a) the cash proceeds our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$441.3	$252.6	$468.6	$895.4	$1,477.1
Solar Energy Segment Non-GAAP operating (loss) income	$(14.0)	$(45.6)	$102.1	$(78.3)	$142.3

Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$380.8	$162.3	$361.3	$756.9	$1,240.2
Direct sales [B]	17.1	80.5	41.1	82.7	118.6
Financing sale-leasebacks [C]	43.4	9.8	66.2	55.8	118.3
Solar Energy Non-GAAP net sales	$441.3	$252.6	$468.6	$895.4	$1,477.1
Solar Energy GAAP operating (loss) income	(17.3)	(25.2)	75.8	(53.3)	70.4
Direct sales [B]	10.6	(14.0)	17.5	(7.5)	63.8
Financing sale-leasebacks [C]	(7.3)	(6.4)	8.8	(17.5)	8.1
Solar Energy Non-GAAP operating (loss) income	$(14.0)	$(45.6)	$102.1	$(78.3)	$142.3
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Net (loss) income attributable to SunEdison stockholders	$(108.0)	$(102.9)	$37.0	$(300.3)	$(138.8)
Net interest expense	44.5	33.8	27.1	125.3	97.5
Depreciation and amortization	70.6	61.0	59.1	192.4	168.4
Income tax expense (benefit)	17.1	13.6	(3.3)	50.2	27.9
EBITDA [A]	$24.2	$5.5	$119.9	$67.6	$155.0

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING

	September 30,	December 31,
	2013	2012
Senior notes	$550.0	$550.0
Term Loan	196.6	196.1
Semiconductor Materials - Bank debt	17.4	16.0
Solar Energy - Debt	59.8	43.3
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	271.9	97.8
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	2,022.6	1,465.1
Total	$3,118.3	$2,368.3

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Net cash (used in) provided by operating activities	$(102.6)	$(86.4)	$3.0	$(307.6)	$(283.4)
Capital expenditures	(31.6)	(38.8)	(24.0)	(101.2)	(100.3)
Construction of solar energy systems	(138.8)	(75.1)	(35.5)	(261.3)	(193.2)
Proceeds from solar energy system financing and capital lease obligations	296.4	231.5	189.4	626.4	720.3
Repayments of solar energy system financing and capital lease obligations	(13.8)	(38.2)	(29.9)	(64.4)	(184.0)
Proceeds from noncontrolling interests	14.4	11.4	(0.4)	25.9	16.4
Free cash flow [A]	$24.0	$4.4	$102.6	$(82.2)	$(24.2)

[A] GAAP is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).